Exhibit 4.20.4

Additional Agreement No. 4

to Contract on connection of telecommunication networks as amended by Agreement No.1097-05 dated December 27, 2005, between OAO Rostelecom and OJSC VolgaTelecom

Moscow	Dated July 24, 2006

Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director Dmitry Yevgenievich Yerokhin, authorized to act by the Charter, on the one part, and VolgaTelecom, Open Joint-Stock Company, hereinafter referred to as the “Operator”, represented by OJSC VolgaTelecom General Director Sergey Valeryevich Omelchenko, authorized to act by the Charter, on the other part hereinafter collectively referred to as the “Parties”, and severally, as “Party”, have entered into this Additional Agreement (hereinafter, “the Agreement”) on the incorporation of the below-listed amendments to the Contract on Network Connection (hereinafter, “the Contract”), as follows:

1.                    Clause 1.12 of the Contract – to be deleted.

2.                    Clause 1.13 of the Contract shall be marked as Clause 1.12. and shall be amended as follows:

“Traffic Admission Services”  collectively mean the Service of zone termination of call to the Associated Operator’s network; the Service of zone termination of call to the Operator’s network; the Service of zone initiation of call from the Operator’s network; the Service of zone initiation of call from the Associated operator’s network in the course of long-distance and international telecommunications provided by Rostelecom to the Users”.

3.                    In clause 6.5.2 of the Contract, the term “long distance” shall be replaced by the term “zone”.

4.                    The words “and local termination of call to the Operator’s network” shall be excluded from clause 4.9.

5.                    In clause 5.6. of the Contract the reference to clause 1.13. of the Contract shall be substituted by reference on clause 1.12. of this Agreement.

6.                    In the text of all Appendices to the Contract, the words “Service of local termination of call” shall be excluded; the words “long-distance termination of call” and “long-distance initiations of call” shall be replaced with the words “zonal termination of call” and “zonal initiation of call” respectively; the words “Call Transit Service” shall be replaced with the words “Service of zone initiation of call from the Associated Operator’s network”.

7.                    Appendix No. 1 to the contract shall be set forth as amended by Appendix No. 1 to this Additional Agreement.

8.                    This Agreement is an integral part of the Contract.

9.                    All terms used in this Agreement have a meaning, fixed for them in the Contract.

10.              All the rest, not indicated in this Agreement, is subject to the provisions of the Contract.

11.              The agreement is issued in the Russian language in two original counterparts, one for  each Party.

12.              This Agreement shall become effective as of its date. The Parties recognize that the terms and conditions of their Agreement shall apply to their relations arising as from the date of the Contract on connection of telecommunication networks as amended by Agreement No. 1097-05 dated December 27, 2005.

13.              Details and Signatures of the Parties

OAO Rostelecom:	OJSC VolgaTelecom

Legal address: 5, Delegatskaya st.,	Legal address:
Moscow, 127091

General Director	General Director

D.Ye. Yerokhin	S.V. Omelchenko
200	200
Seal here	Seal here

Appendix No. 1 to Additional
Agreement No. 4 to the
Contract, as amended by
Agreement No.1097-05 dated
December 27, 2005, between OAO
Rostelecom and OJSC
VolgaTelecom).

Appendix No. 1
to Contract No.
dt.

Rates (tariffs) for Estimation of the Cost of the Services Rendered under Contract No.        dt.

1.1.Traffic admission services rendered by the  Operator:

No.	Description of the service	Billing rate, rouble/min
		ABC =833	ABC =834	ABC 835	ABC =836	ABC =841	ABC =842	ABC =848	ABC =846	ABC =831	ABC =341	ABC =353	ABC =845
1	Zone call initiation
1.1.	From the Operator’s network including codes 80X 200(100)	0.891	0.713	0.713	0.713	0.713	0.713	0.713	0.713	0.713	0.917	0.917	0.713
1.2.	from another operator’s network	0.891	0.713	0.713	0.713	0.713	0.713	0.713	0.713	0.713	0.917	0.917	0.713
2	Zone call initiation on codes 80X X1X2X3 (where X1X2X3- code of the IS Operator interconnected to Rostelecom’s ATES in Moscow)	0.891	0.713	0.713	0.713	0.713	0.713	0.713	0.713	0.713	0.917	0.917	0.713
3	Termination of calls to the Operator’s network	0.891	0.713	0.713	0.713	0.713	0.713	0.713	0.713	0.713	0.917	0.917	0.713
4	Termination of calls to the Associated Operator’s network	0.891	0.713	0.713	0.713	0.713	0.713	0.713	0.713	0.713	0.917	0.917	0.713

1.2.Connection Services rendered by Rostelecom:

No.	Description of the service	Tariff, rouble/month for 1 TF channel
1	Maintenance of telecommunication facilities at the interconnection point	206.7

Comment:

1) While billing the rendered services of zone initiation of call from the Operator’s network, in addition to the billing rate a compensation charge in the amount of  0.54 roubles per minute is levied.

2) Tariffing of Traffic admission services is performed per minute from the first second of connection. The minute count is approximated to full minutes in the direction of the bigger figure.

3) Service traffic (traffic for service network) is not included into statistics on traffic admission and is not paid.

4) Billing rates (tariffs) stated herein are tax-exempt, eventual taxes may be imposed on the stated rates in accordance with current law.

OAO Rostelecom:	Operator:

General Director	General Director
OAO Rostelecom	OJSC VolgaTelecom

D.Ye. Yerokhin	S.V. Omelchenko
200	200 .
Seal here	Seal here